Exhibit 10.4

Helmerich & Payne, Inc.

Annual Bonus Plan for Executive Officers

Overview

Annual bonus awards are available to certain executive officers to recognize and reward desired performance.  Each year the Human Resources Committee (the “Committee”) reviews and makes any desired changes to the participants, the performance measures, and the specific financial and strategic objectives.  An executive officer’s bonus award opportunity is determined primarily by the individual’s position and level of responsibility.

Participation

The participants in the Plan are H&P’s executive management team, which includes

•                  Hans Helmerich

•                  John Lindsay

•                  Steve Mackey

•                  Juan Pablo Tardio

Bonus Award Opportunity

Participants are assigned target bonus awards expressed as percentages of base salary.  These bonus awards are earned when performance objectives are achieved.  The award percentages are as follows:

	Threshold	Target	Reach
Hans Helmerich	40%	100%	130%
John Lindsay	25%	75%	100%
Steve Mackey	25%	60%	100%
Juan Pablo Tardio	25%	60%	100%

Financial Performance Objectives

The financial performance objectives selected align management with shareholders.  When these objectives are met, shareholders will realize greater value in their Company ownership.  A participant’s bonus award will be based upon three disproportionately weighted financial measures being:

Financial Measure	Weighting
Earnings Per Share	35%
Return on Invested Capital	35%
Operating EBITDA	30%

The Board of Directors, at its September quarterly meeting, annually approves an operating and capital budget for the following fiscal year.  Each financial measure is then assigned threshold, target and reach objectives based upon this approved budget.  The target objective is set according to the approved operating budget, with threshold and reach objectives adjusted 20% below and up to 50% above the target objective.  After the end of the fiscal year, actual financial results are then compared to the predetermined objectives for each of the financial measures to determine the amount of any bonus.  In the event actual financial results fall between the threshold and target or the target and reach objectives, then the bonus shall be proportionately increased as a result of the threshold or target objective being exceeded.

Strategic Performance Objectives

The bonus, if any, derived from the Company’s financial performance may then be adjusted by a maximum of 100% as determined by the Committee (“adjustment factor”).  Eighty percent of this adjustment factor is based upon the Committee’s subjective evaluation of the Company’s total shareholder return relative to an industry peer group.  The remaining 20% of this adjustment factor is based upon the Committee’s subjective evaluation of the Company’s goals of continued industry leading safety performance and attaining higher than industry average utilization and premium day rates.

Negative Discretion

Notwithstanding the provisions of this Annual Bonus Plan for Executive Officers, the Committee shall have the right to reduce or eliminate any bonus otherwise due under this Plan based upon its subjective determination of individual performance.